Exhibit 99.1

NEWS

Charter Second Quarter 2011 Results

Demonstrating Financial Performance and Progress on Strategic Initiatives

St. Louis, Missouri – August 2, 2011 – Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2011.

Second quarter highlights:

•	We made significant progress on strategic initiatives including customer experience, DOCSIS 3.0 and switched digital video (SDV).

•	Commercial revenues grew 17.5% on a pro forma1 basis and 16.5% on an actual basis supported by improved sales productivity and investment.

•	Non-video customer relationships increased by approximately 40,800 for the quarter, nearly double prior-year second quarter growth.

•	Revenues grew 2.2% on a pro forma basis and 1.1% on an actual basis due to growth in commercial, Internet, telephone and advertising sales.

•	Adjusted EBITDA2 grew 4.8% year-over-year on a pro forma basis and 4.2% on an actual basis reflecting disciplined revenue growth coupled with strong operational performance.

•	Net loss totaled $107 million in the second quarter of 2011. Free cash flow2 increased to $155 million and cash flows from operating activities totaled $460 million.

“We delivered another solid quarter of adjusted EBITDA growth and substantial free cash flow,” said Mike Lovett, President and Chief Executive Officer. “We made significant progress on our longer-term strategic initiatives and are just beginning to see the benefits of these investments. We continued to drive accelerated growth in our commercial business and higher penetration of our superior Internet product, and we are confident that the investments we are making to enhance our products and customer service are setting us up for long-term success. For the remainder of 2011, we will continue to focus on our key strategies of enhancing our customers’ experience, leveraging our Internet advantage while we develop next generation video services, and aggressively pursuing growth in our commercial business.”

1 Pro forma results are described below in the “Use of Non-GAAP Financial Metrics” section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro Forma
	June 30,	June 30,
	2011 (a)	2010 (a)	Y/Y Change
Footprint
Estimated Homes Passed Video (b)	11,831,900	11,695,300	1%
% Switched Digital Video	68%	24%	44 ppts
Estimated Homes Passed Internet (b)	11,496,200	11,346,000	1%
% DOCSIS 3.0	85%	30%	55 ppts
Estimated Homes Passed Phone (b)	10,719,100	10,420,400	3%
Customers
Residential Customer Relationships (c)	4,846,900	4,940,000	-2%
Commercial Customer Relationships (c)	355,200	344,300	3%
Total Customer Relationships (c)(e)	5,202,100	5,284,300	-2%
Residential Non-Video Customers (d)	673,500	533,000	26%
% Non-Video (d)	13.9%	10.8%	3.1 ppts
Services and Revenue Generating Units (f)
Video (d)	4,173,400	4,407,000	-5%
Internet (g)	3,352,500	3,163,700	6%
Phone (h)	1,747,600	1,656,300	6%
Residential PSUs (i)	9,273,500	9,227,000	1%
Residential PSU / Customer Relationships (c)(i)	1.91	1.87
Video (d)(e)	239,500	243,800	-2%
Internet (g)(j)	149,100	128,300	16%
Phone (h)	68,500	49,900	37%
Commercial PSUs (i)	457,100	422,000	8%
Digital Video RGUs (k)	3,386,700	3,302,000	3%
Total RGUs	13,117,300	12,951,000	1%
Quarterly Net Additions/(Losses) (l)
Video (d)	(79,900)	(71,700)	-11%
Internet (g)	18,500	22,000	-16%
Phone (h)	6,600	35,300	-81%
Residential PSUs (i)	(54,800)	(14,400)
Video (d)(e)	(3,800)	(2,500)	52%
Internet (g)	6,300	4,100	54%
Phone (h)	4,100	5,600	-27%
Commercial PSUs (i)	6,600	7,200	-8%
Digital Video RGUs (k)	(4,900)	26,100
Total RGUs	(53,100)	18,900
Quarterly Residential ARPU
Video (m)	$71.40	$69.05	3%
Internet (m)	$41.76	$42.18	-1%
Phone (m)	$40.49	$41.74	-3%
ARPU per Customer Relationship (n)	$105.02	$102.34	3%
Total ARPU per Video Customer (o)	$133.84	$124.64	7%
Residential Penetration Statistics
Video Penetration of Homes Passed Video (p)	35.3%	37.7%	-2.4 ppts
Internet Penetration of Homes Passed Internet (p)	29.2%	27.9%	1.3 ppts
Phone Penetration of Homes Passed Phone (p)	16.3%	15.9%	0.4 ppts
Bundled Penetration (q)	61.6%	59.2%	2.4 ppts
Triple Play Penetration (r)	28.8%	26.8%	2.0 ppts
Digital Penetration (s)	76.7%	71.0%	5.7 ppts
Advanced Digital Penetration (of Digital) (t)	55.7%	50.2%	5.5 ppts
Set-Top-Box per Digital RGU	1.51	1.49

Footnotes
See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

During the second quarter, we continued to invest in bandwidth efficiency and capacity initiatives including DOCSIS 3.0 and SDV upgrades. These network improvements provide additional capacity for more high definition channels and video on demand services, expand commercial service offerings and increase Internet speeds. At the end of June, 85% of the homes passed in our footprint had been upgraded to DOCSIS 3.0 and 68% were SDV enabled. These strategic initiatives are expected to be essentially complete by the end of 2011 and contribute to the overall customer experience and brand perception.

Residential primary service units (PSUs) decreased by 54,800 in the second quarter of 2011 as increases in Internet and phone PSUs were more than offset by a decline in video PSUs. Non-video PSUs grew by 40,800, nearly double the growth during last year’s second quarter. Bundling over time to maximize retention and customer profitability remains a key strategy, with 61.6% of our residential customers in a bundle compared to 59.2% a year ago.

Residential video customers decreased by 79,900 in the quarter, while digital video customers decreased by 4,900. Seasonality, disciplined customer acquisition and price competition in the face of generally weak economic conditions all contributed to a lower rate of video acquisition which more than offset higher retention levels compared to the prior-year second quarter. Net video losses continued to be disproportionately driven by video-only analog customers. At the end of June, 55.7% of our digital customers enjoyed HD and/or DVR services. As a result, video ARPU was $71.40 for the second quarter of 2011, up 3.4% year-over-year.

We added 18,500 residential Internet customers during the second quarter of 2011, reflecting continued consumer demand for superior speeds offered by Charter compared to DSL. Nearly 95% of our customers have a broadband plan of 12Mbps or higher. Internet ARPU of $41.76 decreased 1.0% compared to the year-ago quarter primarily due to the mix of speed tiers. We increased the speeds of our Internet tiers at no cost to our customers twice in the past 18 months and are seeing the benefits of higher customer satisfaction, brand awareness and higher retention rates. However, we have less ARPU benefit from tier upgrades. The tier mix impact was nearly offset by an increase in home networking revenues with more than 20% of our Internet customers relying on our home wireless service.

Second quarter 2011 net gains of phone customers were 6,600 with phone penetration at 16.3% as of June 30, 2011. Given the clear retention benefit of bundling, we recently launched an attractively priced triple play offer to our video-only customers to further drive Internet and phone bundling, and are promoting phone upsell to both video and non-video Internet customers. Phone ARPU of $40.49 decreased approximately 3.0% year-over-year due to increased bundling and value-based packages.

Commercial PSUs increased 6,600 in the second quarter to 457,100 and were up 8.3% over the second quarter of 2010. Commercial Internet and phone PSUs increased year-over-year by more than 20%. In addition, revenues from carrier customers, which aren’t reflected in PSUs, nearly doubled. In July, the number of cell tower sites we served reached the 1,000 milestone, and we have a robust pipeline. We continue to refine our commercial strategy to further accelerate our growth and see a significant opportunity to grow our commercial services.

Total ARPU for the second quarter of 2011 was $133.84; an increase of 7.4% compared to second quarter 2010, primarily as a result of increased bundle and advanced services penetration, along with growth in our commercial business. For the first half of 2011, we lost 12,100 total customer relationships as compared to 45,900 in 2010, reflecting the early benefits of our strategic investments partially offset by disciplined customer acquisition.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended June 30,
	2011	2010	Pro Forma	2010
	Actual	Pro Forma	% Change	Actual

REVENUES:
Video	$903	$921	-2.0%	$932
Internet	419	399	5.0%	402
Telephone	213	205	3.9%	206
Commercial	141	120	17.5%	121
Advertising sales	76	71	7.0%	72
Other	39	37	5.4%	38
Total revenues	1,791	1,753	2.2%	1,771

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	784	764	2.6%	773
Selling, general and administrative (excluding stock
compensation expense) (b)	334	347	-3.7%	352
Operating costs and expenses	1,118	1,111	0.6%	1,125

Adjusted EBITDA	673	642	4.8%	646

Adjusted EBITDA margin	37.6%	36.6%		36.5%

Capital Expenditures	$324	$337		$339
% Total Revenues	18.1%	19.2%		19.1%

Net loss	$(107)	$(82)		$(81)
Loss per common share, basic and diluted	$(0.98)	$(0.72)		$(0.72)

Net cash flows from operating activities	$460	$447		$451
Free cash flow	$155	$125		$127

Footnotes
(a) Operating expenses include programming, service, and advertising sales expenses.
(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenue

Second quarter 2011 revenues totaled $1.791 billion, up 2.2% on a pro forma basis and 1.1% on an actual basis compared to the year-ago quarter as we continued to grow our commercial, Internet and phone businesses and increase sales of bundled services.

Second quarter 2011 video revenues were $903 million, a decrease of 2.0% on a pro forma basis and 3.1% on an actual basis compared to the second quarter of 2010 as a result of a decline in basic video customers, partially offset by growth in advanced service revenues. Internet revenues were $419 million, up 5.0% on a pro forma basis and 4.2% on an actual basis year-over-year due to the addition of 188,800 Internet customers. Telephone revenues for the

2011 second quarter totaled $213 million, up 3.9% on a pro forma basis and 3.4% on an actual basis over second quarter 2010 as growth in the triple play bundle continued.

Commercial revenues rose to $141 million, a 17.5% year-over-year increase on a pro forma basis and 16.5% on an actual basis, primarily reflecting higher sales to small and medium business and carrier customers.

Advertising sales revenues were $76 million for the second quarter of 2011, a 7.0% increase on a pro forma basis and 5.6% on an actual basis compared to the second quarter of 2010, primarily due to growth in revenue from the automotive and retail sectors combined with a $3 million change to reflect certain revenues on a gross basis, thus increasing both revenues and expenses by the same amount.

Operating Costs and Expenses

Operating costs and expenses totaled $1.118 billion in the second quarter of 2011, an increase of only 0.6% on a pro forma basis (0.6% actual decrease) compared to the year-ago period, as increases in programming costs were nearly offset by reduced other operating costs. Programming expenses increased as a result of contractual programming increases, offset by customer losses. Marketing expenses decreased by $6 million in the second quarter compared to the prior year reflecting a favorable adjustment related to expenses associated with prior year marketing campaigns, offset by increased spending on product and brand-focused marketing. Bad debt expense was $6 million lower in the second quarter as we saw benefits from our customer acquisition and retention strategies. Total labor was essentially flat year-over-year as operating efficiencies funded growth areas such as commercial.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2011 was $673 million, an increase of 4.8% on a pro forma basis and 4.2% on an actual basis compared to the year-ago period. Adjusted EBITDA margin improved to 37.6% for the second quarter of 2011 compared to adjusted EBITDA margin of 36.6% on a pro forma basis and 36.5% on an actual basis in the year-ago quarter. The margin improvement was driven by growth in our higher margin Internet, phone and commercial products, disciplined customer acquisition and improving customer service levels.

Net Loss

Net loss was $107 million in the second quarter of 2011, compared to $82 million on a pro forma basis and $81 million on an actual basis in the second quarter of 2010. The change was primarily due to growth in commercial, Internet, telephone and advertising sales offset by a $19 million higher loss on extinguishment of debt, higher interest expense as we continued to refinance portions of our debt to extend maturities, and an increase in depreciation and amortization in the quarter-to-quarter comparison. Net loss per common share was $0.98 in the second quarter of 2011 compared to $0.72 on a pro forma and actual basis during the same period last quarter.

Capital Expenditures

Expenditures for property, plant and equipment for the second quarter of 2011 decreased to $324 million compared to second quarter 2010 expenditures of $337 million on a pro forma basis and $339 million on an actual basis. The decrease was primarily due to a decrease in scalable infrastructure spend as a result of timing of strategic investments in bandwidth initiatives partially offset by $9 million of incremental capital for storm-related damage in 2011. Our estimate for capital expenditures for 2011 remains approximately $1.3 billion to $1.4 billion.

Cash Flow

Net cash flows from operating activities were $460 million, compared to $447 million on a pro forma basis and $451 million on an actual basis in the second quarter of 2010. The increase in net cash flows from operating activities was primarily due to an increase in adjusted EBITDA offset by higher cash interest payments.

Free cash flow for the second quarter of 2011 was $155 million, compared to $125 million on a pro forma basis and $127 million on an actual basis in the same period last year driven by the increase in net cash flows from operating activities and lower capital expenditures.

Total principal amount of debt was approximately $12.5 billion as of June 30, 2011. At the end of the second quarter, we had $194 million of cash and cash equivalents (including restricted cash and cash equivalents of $28 million) and availability under our revolving credit facility of approximately $1.2 billion.

Conference Call

Charter will host a conference call on Tuesday, August 2, 2011 at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-726-7983 no later than 10 minutes prior to the call. International participants should dial 706-758-7055. The conference ID code for the call is 82071314.

A replay of the call will be available at 800-642-1687 or 706-645-9291 beginning two hours after the completion of the call through the end of business on August 16, 2011. The conference ID code for the replay is 82071314.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s quarterly report for the quarter ended June 30, 2011 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, adjusted EBITDA less capital expenditures and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, reorganization items, stock compensation expense, loss on extinguishment of debt, and other expenses, such as special charges and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA less capital expenditures is defined as Adjusted EBITDA minus purchases of property, plant and equipment. Adjusted EBITDA and adjusted EBITDA less capital expenditures are used by management and the Company’s Board to evaluate the performance of the Company’s business. For this reason, they are significant components of Charter’s annual incentive compensation program. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, includes management fee expenses in the amount of $35 million and $36 million for the three months ended June 30, 2011 and 2010, respectively, and $70 million and $71 million for the six months ended June 30, 2011 and 2010, respectively, which expense amounts are excluded for the purposes of calculating compliance with leverage covenants.

In addition to the actual results for the three and six months ended June 30, 2011 and 2010, we have provided pro forma results in this release for the three and six months ended June 30, 2010. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain sales of cable systems in 2010 as if they occurred as of January 1, 2010. Pro forma statements of operations for the three and six months ended June 30, 2010; and pro forma customer statistics as of June 30, 2010; are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Contact:

Media:                                                                Analysts:
Anita Lamont                                                    Robin Gutzler
314-543-2215                                                      314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010		2011	2010
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$903	$932	-3.1%	$1,811	$1,858	-2.5%
Internet	419	402	4.2%	831	797	4.3%
Telephone	213	206	3.4%	425	404	5.2%
Commercial	141	121	16.5%	278	239	16.3%
Advertising sales	76	72	5.6%	138	131	5.3%
Other	39	38	2.6%	78	77	1.3%
Total revenues	1,791	1,771	1.1%	3,561	3,506	1.6%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	784	773	1.4%	1,552	1,529	1.5%
Selling, general and administrative (excluding stock
compensation expense) (b)	334	352	-5.1%	673	694	-3.0%
Operating costs and expenses	1,118	1,125	-0.6%	2,225	2,223	0.1%

Adjusted EBITDA	673	646	4.2%	1,336	1,283	4.1%

Adjusted EBITDA margin	37.6%	36.5%		37.5%	36.6%

Depreciation and amortization	393	380		776	749
Stock compensation expense	9	5		15	10
Other operating expenses, net	1	7		6	19

Income from operations	270	254		539	505

OTHER INCOME (EXPENSES):
Interest expense, net	(241)	(219)		(474)	(423)
Loss on extinguishment of debt	(53)	(34)		(120)	(35)
Other income (expense), net	(2)	1		(2)	(2)
	(296)	(252)		(596)	(460)

Income (loss) before income taxes	(26)	2		(57)	45

Income tax expense	(81)	(83)		(160)	(102)

Net loss	$(107)	$(81)		$(217)	$(57)

Loss per common share, basic and diluted	$(0.98)	$(0.72)		$(1.95)	$(0.51)

Weighted average common shares outstanding, basic and diluted	109,265,876	113,110,882		111,234,155	113,066,173

(a) Operating expenses include programming, service, and advertising sales expenses.

(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010		2011	2010
	Actual	Pro Forma (a)	% Change	Actual	Pro Forma (a)	% Change

REVENUES:
Video	$903	$921	-2.0%	$1,811	$1,835	-1.3%
Internet	419	399	5.0%	831	791	5.1%
Telephone	213	205	3.9%	425	403	5.5%
Commercial	141	120	17.5%	278	237	17.3%
Advertising sales	76	71	7.0%	138	129	7.0%
Other	39	37	5.4%	78	75	4.0%
Total revenues	1,791	1,753	2.2%	3,561	3,470	2.6%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	784	764	2.6%	1,552	1,510	2.8%
Selling, general and administrative (excluding stock
compensation expense) (c)	334	347	-3.7%	673	685	-1.8%
Operating costs and expenses	1,118	1,111	0.6%	2,225	2,195	1.4%

Adjusted EBITDA	673	642	4.8%	1,336	1,275	4.8%

Adjusted EBITDA margin	37.6%	36.6%		37.5%	36.7%

Depreciation and amortization	393	380		776	749
Stock compensation expense	9	5		15	10
Other operating expenses, net	1	7		6	19

Income from operations	270	250		539	497

OTHER INCOME (EXPENSES):
Interest expense, net	(241)	(219)		(474)	(423)
Loss on extinguishment of debt	(53)	(34)		(120)	(35)
Other income (expense), net	(2)	1		(2)	(2)
	(296)	(252)		(596)	(460)

Income (loss) before income taxes	(26)	(2)		(57)	37

Income tax expense	(81)	(80)		(160)	(99)

Net loss	$(107)	$(82)		$(217)	$(62)

Loss per common share, basic and diluted	$(0.98)	$(0.72)		$(1.95)	$(0.55)

Weighted average common shares outstanding, basic and diluted	109,265,876	113,110,882		111,234,155	113,066,173

(a) Pro forma results reflect certain sales of cable systems in 2010 as if they occurred as of January 1, 2010.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

June 30, 2010.  Pro forma revenues and operating costs and expenses were reduced by $18 million and $14 million, respectively, and net loss increased by $1 million for the three months ended June 30, 2010. Pro forma revenues and operating costs and expenses were reduced by $36 million and $28 million, respectively, and net loss increased by $5 million for the six months ended June 30, 2010.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net income (loss) as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	June 30,	December 31,
	2011	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$166	$4
Restricted cash and cash equivalents	28	28
Accounts receivable, net of allowance for doubtful accounts	243	247
Prepaid expenses and other current assets	53	47
Total current assets	490	326

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,879	6,819
Franchises	5,257	5,257
Customer relationships, net	1,846	2,000
Goodwill	951	951
Total investment in cable properties	14,933	15,027

OTHER NONCURRENT ASSETS	386	354

Total assets	$15,809	$15,707

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,087	$1,049
Total current liabilities	1,087	1,049

LONG-TERM DEBT	12,620	12,306

OTHER LONG-TERM LIABILITIES	1,038	874

SHAREHOLDERS' EQUITY	1,064	1,478

Total liabilities and shareholders' equity	$15,809	$15,707

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(107)	$(81)	$(217)	$(57)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	393	380	776	749
Noncash interest expense	8	18	20	36
Loss on extinguishment of debt	53	31	120	32
Deferred income taxes	78	82	155	98
Other, net	9	5	16	11
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	(19)	(26)	5	(1)
Prepaid expenses and other assets	3	12	(6)	12
Accounts payable, accrued expenses and other	42	30	38	101
Net cash flows from operating activities	460	451	907	981

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(324)	(339)	(680)	(649)
Change in accrued expenses related to capital expenditures	19	15	-	-
Other, net	(8)	1	(14)	(4)
Net cash flows from investing activities	(313)	(323)	(694)	(653)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,715	1,625	3,561	1,625
Repayments of long-term debt	(1,700)	(1,773)	(3,366)	(2,440)
Repayment of preferred stock	-	(138)	-	(138)
Payments for debt issuance costs	(21)	(28)	(43)	(59)
Purchase of treasury stock	-	-	(207)	-
Other, net	(1)	(1)	4	(3)
Net cash flows from financing activities	(7)	(315)	(51)	(1,015)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	140	(187)	162	(687)
CASH AND CASH EQUIVALENTS, beginning of period *	54	254	32	754
CASH AND CASH EQUIVALENTS, end of period *	$194	$67	$194	$67

CASH PAID FOR INTEREST	$200	$185	$402	$337

* Cash and cash equivalents includes restricted cash and cash equivalents.

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	Actual			Pro Forma
	June 30,	March 31,	December 31,	June 30,
	2011 (a)	2011 (a)	2010 (a)	2010 (a)

Footprint
Estimated Homes Passed Video (b)	11,831,900	11,818,400	11,768,800	11,695,300
% Switched Digital Video	68%	64%	63%	24%

Estimated Homes Passed Internet (b)	11,496,200	11,466,200	11,404,000	11,346,000
% DOCSIS 3.0	85%	70%	57%	30%

Estimated Homes Passed Phone (b)	10,719,100	10,655,900	10,565,800	10,420,400

Customers
Residential Customer Relationships (c)	4,846,900	4,886,000	4,864,100	4,940,000
Commercial Customer Relationships (c)	355,200	354,400	350,100	344,300
Total Customer Relationships (c)(e)	5,202,100	5,240,400	5,214,200	5,284,300

Residential Non-Video Customers (d)	673,500	632,700	585,700	533,000
% Non-Video (d)	13.9%	12.9%	12.0%	10.8%

Services and Revenue Generating Units (f)
Video (d)	4,173,400	4,253,300	4,278,400	4,407,000
Internet (g)	3,352,500	3,334,000	3,246,100	3,163,700
Phone (h)	1,747,600	1,741,000	1,717,000	1,656,300
Residential PSUs (i)	9,273,500	9,328,300	9,241,500	9,227,000
Residential PSU / Customer Relationships (c)(i)	1.91	1.91	1.90	1.87

Video (d)(e)	239,500	243,300	242,000	243,800
Internet (g)(j)	149,100	142,800	138,500	128,300
Phone (h)	68,500	64,400	59,900	49,900
Commercial PSUs (i)	457,100	450,500	440,400	422,000

Digital Video RGUs (k)	3,386,700	3,391,600	3,363,200	3,302,000

Total RGUs	13,117,300	13,170,400	13,045,100	12,951,000

Net Additions/(Losses) (l)
Video (d)	(79,900)	(25,100)	(62,500)	(71,700)
Internet (g)	18,500	87,900	31,700	22,000
Phone (h)	6,600	24,000	30,800	35,300
Residential PSUs (i)	(54,800)	86,800	-	(14,400)

Video (d)(e)	(3,800)	1,300	(4,800)	(2,500)
Internet (g)	6,300	4,300	5,300	4,100
Phone (h)	4,100	4,500	5,100	5,600
Commercial PSUs (i)	6,600	10,100	5,600	7,200

Digital Video RGUs (k)	(4,900)	28,400	19,200	26,100

Total RGUs	(53,100)	125,300	24,800	18,900

Residential ARPU
Video (m)	$71.40	$71.01	$70.39	$69.05
Internet (m)	$41.76	$41.77	$41.72	$42.18
Phone (m)	$40.49	$40.97	$41.29	$41.74
ARPU per Customer Relationship (n)	$105.02	$104.87	$104.17	$102.34

Total ARPU per Video Customer (o)	$133.84	$131.01	$130.28	$124.64

Residential Penetration Statistics
Video Penetration of Homes Passed Video (p)	35.3%	36.0%	36.4%	37.7%
Internet Penetration of Homes Passed Internet (p)	29.2%	29.1%	28.5%	27.9%
Phone Penetration of Homes Passed Phone (p)	16.3%	16.3%	16.3%	15.9%

Bundled Penetration (q)	61.6%	61.4%	60.9%	59.2%
Triple Play Penetration (r)	28.8%	28.5%	28.2%	26.8%

Digital Penetration (s)	76.7%	75.4%	74.4%	71.0%
Advanced Digital Penetration (of Digital) (t)	55.7%	55.2%	53.4%	50.2%
Set-Top-Box per Digital RGU	1.51	1.51	1.50	1.49

Pro forma operating statistics reflect the sales of cable systems in 2010 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses. However, all transactions completed in 2010 have been reflected in the operating statistics.

At June 30, 2010, actual residential video customers, Internet customers, and phone customers were 4,466,600, 3,187,900, and 1,658,100, respectively; actual commercial video customers, Internet customers, and phone customers were 249,900, 129,400, and 50,000, respectively; and actual digital RGUs were 3,337,500.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.
Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account.  On that basis, at June 30, 2011, March 31, 2011, December 31, 2010, and June 30, 2010, customers include approximately 16,100, 12,500, 15,700, and 20,800 persons, respectively, whose accounts were over 60 days past due in payment, approximately 2,200, 1,700, 1,800, and 2,500 persons, respectively, whose accounts were over 90 days past due in payment and approximately 1,000, 1,100, 1,000, and 1,300 persons, respectively, whose accounts were over 120 days past due in payment.

(b)
“Homes Passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated.  "Homes passed" exclude commercial units passed by our cable distribution network.  These estimates are updated for all periods presented when estimates change.

(c)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA).  Commercial customer relationships includes video customers in commercial and multi-dwelling structures, which are calculated on an EBU basis (see footnote (e)) and non-video commercial customer relationships.

(d)	"Video Customers” represent those customers who subscribe to our video services.

(e)
Included within commercial video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis.  We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service rather than the most prevalent price charged as was used previously.  This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs).  As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(f)
"Revenue Generating Units" or "RGUs" represent the total of all basic video, digital video, Internet and phone customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two RGUs, and if that customer added Internet service, the customer would be treated as three RGUs.  This statistic is computed in accordance with the guidelines of the NCTA.

(g)	"Internet Customers" represent those customers who subscribe to our Internet service.

(h)	"Phone Customers" represent those customers who subscribe to our phone service.

(i)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(j)	Prior year commercial Internet customers were adjusted to reflect current year presentation.

(k)	"Digital Video RGUs" include all video customers that rent one or more digital set-top boxes or cable cards.

(l)	"Net Additions/(Losses)" represent the pro forma net gain or loss in the respective quarter for the service indicated.

(m)
"Average Monthly Revenue per Customer" or "ARPU" represents quarterly pro forma revenue for the service indicated divided by three divided by the number of pro forma customers for the service indicated during the respective quarter.

(n)
"ARPU per Customer Relationship" is calculated as total video, Internet and phone quarterly pro forma revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)	"Total ARPU per Video Customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma video customers during the respective quarter.

(p)	"Penetration" represents residential customers as a percentage of homes passed for the service indicated.

(q)
"Bundled Penetration" represents the percentage of residential customers receiving a combination of at least two different types of service, including Charter's video service, Internet service or phone.  "Residential % Bundled" does not include residential customers who only subscribe to video service.

(r)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(s)	"Digital Penetration" represents the number of digital RGUs as a percentage of video customers, including EBUs.

(t)	"Advanced Digital Penetration" represents customers who subscribe to our high-definition and/or digital video recorder services as a % of digital RGUs.

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
		Actual	Actual	Actual	Actual

Net loss		$(107)	$(81)	$(217)	$(57)
Plus:	Interest expense, net	241	219	474	423
	Income tax expense	81	83	160	102
	Depreciation and amortization	393	380	776	749
	Stock compensation expense	9	5	15	10
	Loss on extinguishment of debt	53	34	120	35
	Other, net	3	6	8	21

Adjusted EBITDA (b)		673	646	1,336	1,283
Less:	Purchases of property, plant and equipment	(324)	(339)	(680)	(649)

Adjusted EBITDA less capital expenditures		$349	$307	$656	$634

Net cash flows from operating activities		$460	$451	$907	$981
Less:	Purchases of property, plant and equipment	(324)	(339)	(680)	(649)
	Change in accrued expenses related to capital expenditures	19	15	-	-

Free cash flow		$155	$127	$227	$332

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
		Actual	Pro Forma (a)	Actual	Pro Forma (a)

Net loss		$(107)	$(82)	$(217)	$(62)
Plus:	Interest expense, net	241	219	474	423
	Income tax expense	81	80	160	99
	Depreciation and amortization	393	380	776	749
	Stock compensation expense	9	5	15	10
	Loss on extinguishment of debt	53	34	120	35
	Other, net	3	6	8	21

Adjusted EBITDA (b)		673	642	1,336	1,275
Less:	Purchases of property, plant and equipment	(324)	(337)	(680)	(645)

Adjusted EBITDA less capital expenditures		$349	$305	$656	$630

Net cash flows from operating activities		$460	$447	$907	$973
Less:	Purchases of property, plant and equipment	(324)	(337)	(680)	(645)
	Change in accrued expenses related to capital expenditures	19	15	-	-

Free cash flow		$155	$125	$227	$328

(a) Pro forma results reflect certain sales of cable systems in 2010 as if they occurred as of January 1, 2010.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Customer premise equipment (a)	$130	$140	$287	$296
Scalable infrastructure (b)	85	108	207	195
Line extensions (c)	29	22	49	38
Upgrade/Rebuild (d)	7	7	12	16
Support capital (e)	73	62	125	104

Total capital expenditures (f)	$324	$339	$680	$649

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Total capital expenditures includes $45 million and $34 million of capital expenditures related to commercial services for the three months ended June 30, 2011 and 2010, respectively, and $72 million and $52 million for the six months ended June 30, 2011 and 2010, respectively.

Addendum to Charter Communications, Inc. Second Quarter 2011 Earnings Release